Exhibit 99.2

UTA Acquisition Corporation Announces Closing of $230 Million Initial Public Offering

December 6, 2021 9:05 PM EST

LOS ANGELES--(BUSINESS WIRE)--UTA Acquisition Corporation (the “Company”), a special purpose acquisition company targeting businesses in the gaming, digital media, creator economy, entertainment and technology industries, today announced that it has closed its initial public offering of 23,000,000 units at a price of $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “UTAAU” on December 2, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “UTAA” and “UTAAW,” respectively.

The Company is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or sector, it intends to identify and complete a business transaction with a company operating in the gaming, digital media, creator economy, entertainment and technology industries.

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC at Attn:

Credit Suisse Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, or by telephone at 1 (800) 221-1037 or by email at usa.prospectus@credit-suisse.com. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors: investors@UTAACorp.com

Media:

Sard Verbinnen & Co UTA-SVC@sardverb.com